ZENITH BANK PLC
HEAD OFFICE

June 17, 2016

The Managing Director
Erin Petroleum Nigeria Limited
Formerly Camac Petroleum Limited
Camac House, Plot 1649, Olosa Street
Victoria Island, Lagos
Emai: okezie.odimuko@camacenergy.com
Phone:08034294673

Dear Sir

OFFER OF CREDIT FACILITY

We are pleased to advise that the Board and Management of Zenith Bank Plc has approved a review of the credit facility earlier availed vide over Offer Letter dated July 21, 2014 to your company as requested under the following terms and conditions:

Lender	Zenith Bank Pic ("Zenith")
Borrower	Erin Petroleum Nigeria Limited ("EPNL")
Type of Facility	Term Loan
Initial Amount	US$100,000,000.00 (One Hundred Million Dollars)
New Amount	US$92,367,295.33 (Ninety-two Million, Three Hundred and Sixty· seven Thousand, Two Hundred and Ninety-five Dollars, Thirty· three Cents) to be booked in Dollar and Naira tranches as follows:
(i) N1,528,133,618.25 (One Billion, Five Hundred and Twenty eight Million, One Hundred and Thirty-three Thousand, Six Hundred and Eighteen Naira, Twenty-five Kobo)
(ii) US$84,375,000.00 (Eighty-fourMillion, Three Hundred and Seventy-five Thousand Dollars)
Purpose	To restructure the existing term loan facility earlier availed to finance the development of OML 120 and OML 121.
Effective Date	April 1, 2016
Expiry Date	February 2021
Moratorium	Twelve (12) months moratorium on Principal only effective April 01, 2016.

Pricing	(1) Interest Rate (Naira): 22.75% per annum
(2) Interest Rate (Dollar): LIBOR + 9% per annum, subject to a floor of 9.5% per annum.)
(3) Default Interest: Default interest will be applicable on all overdue amounts at floor rate plus margin of 2.00% per annum
(4) Fee: (i) Restructure Fee: 0.75% flat, payable in line with agreed staggered fee payment structure below.
(ii) Advisory Fee: 0. 25% flat, payable in line with agreed staggered fee payment structure below.

(iii) Loan Service Fee (Periodic): 0.5% flat payable in line with agreed staggered fee payment structure below and subsequently as a lump sum payment on every anniversary on the outstanding balance until the facility is fully repaid.

Staggered Fee Payment Structure:	(i) 50% upon acceptance of offer
(ii} 25% on September 30, 2016
(iii) 25% on December 30, 2016
Repayment Terms	(1) Sculpting of Principal repayment to align with Cashflow as follows:
(i) June 2017 to December 2017- 5% per quarter
(ii) January 2018 to December 2018 - 5.5% per quarter
(iii) January 2019 to December 2019- 6% per quarter (iv) January 2020 to December 2020-7.5% per quarter (v) February 2021-9% per quarter
(2) Principal repayment shall be made quarterly after moratorium and interest payment to remain quarterly during and after moratorium period.
Prepayment	Prepayment is allowed without penalty.
Repayment Source	(i) Proceeds of sales of crude oil produced from OMLs 120 and 121 (Oil Fields OYO 7, 8 and 9) being financed by Zenith.
(ii) Revenue from other sources of cash available to EPNL and Erin Energy Incorporated.

Security	(1) Legal charge over Allied Energy Plc's interest in OMLs 120 and 121.
(2) All Asset Debenture over fixed and floating assets, present and future chargeable assets of EPNL.
(3) Pledge over all the shares of the shareholders of EPNL (to be extended to any new shares issued in the event of share capital increases) to Zenith.

(4) Assignment of EPNL's and Allied Energy's rights under all commercial contracts relating to OMLs 120 and 121 including sale and purchase agreements, offtake agreements and crude handling agreements.

(5) Irrevocable domiciliation agreement between EPNL and offtakers that all proceeds in respect of the offtake agreements for OMLs 120 and 121 will be domiciled with Zenith Bank.

(6) Irrevocable undertaking by Camac/AIIied Group to open all NXPs in respect of crude oil lifting from OML 120/121 ( OYO 7, 8 and 9) being financed throughout the tenor of the facility with Zenith and to route all proceeds of crude oil sales from OYO 7 & 8 to its account with Zenith.

(7) Assignment of rights over Hedge, Insurance (including license non-renewal risk insurance) and all reinsurance contracts including Performance Guarantees by any EPC related to project execution and activities on OML 120 and 121 to Zenith.

(8) First charge over all EPNL and Allied Energy accounts, receivables, rights and interests, with respect to OML 120 and 121.
(9) Security Assignment by EPNL and Allied Energy of all rights under the Hedging Arrangements entered into in relation to the facility to Zenith Bank.
(10) Corporate Guarantee of Allied Energy Plc.
(11) Corporate Guarantee of Erin Energy Corporation, the parent company of Camac Petroleum Limited.
(12) An undertaking from Allied Energy committing to domicile the proceeds from the sale of crude oil and processing of all NXPs through its account with Zenith.

(13) Comfort letter from Camac (Erin) Energy Holdings Limited to ensure that its subsidiary (Allied Energy Plc) domiciles the crude oil proceeds with Zenith and ensure performance of obligations under the facility agreement.

Creation of Accounts

The following Reserve Accounts will be opened in the name of EPNL:

1.	Collection Accounts for Crude and Gas.

2.	Tax, Petroleum Profit Tax and Royalties.

3.	Cash calls and OPEX

4.	Debt Service Accounts

5.	Debt Service Reserve Account

6.	CAPEX

7.	General Corporate Purpose Account

8.	Hedge Proceeds Account

9.	Cash Sweep Account with Zenith Bank

Special Condition:

•	Cash Sweep
100% Cash Sweep of cash flow available for distribution after funding of Reserve Accounts.
• Hedge:

1.
Execution of the Hedge Policy and International Swaps and Derivative Association Agreement (ISDA) prior to the completion of this restructuring with Zenith Capital appointed as Hedge Advisors. All cost associated with instituting an acceptable Hedge will be for the account of EPNL.

2.	Execution of other Hedge Documents within 60 days of this restructuring to ensure activation of an appropriate hedge once an acceptable strike price is attained.

•	Offtake Agreement
EPNL/Erin Energy Incorporated is to submit a duly executed copy of medium or long term Offtake Agreement between EPNL/Erin Energy Incorporated and its crude oil and/or gas offtakers expressly domiciling proceeds of sale of crude and/or gas through Camac/Erin account with Zenith.

•	DSRA:
DSRA funding shall initially be for one (1) quarter of interest, but will increase to two (2) quarters once oil price is at or above $55 per barrel

Conditions Precedent:

1.	Acceptance of offer evidenced by signing and returning the attached copy of this Offer Letter by authorized signatories of EPNL.

2.	Submission of Board Resolution of EPNL authorizing and accepting usage of the facility.

3.	Submission of a duly executed (under seal) Board Resolution of Allied Energy Plc authorizing the following:

(i)	The use of its OMLs 120 and 121 as collateral for this facility. All the documents required for perfection and creation of legal charge shall be executed accordingly.

(ii)
That all proceeds of crude oil export from OMLs 120 and 121 shall be domiciled with Zenith and transferred to the account of EPNL with Zenith towards liquidation of the maturing instalments of this facility.

4.	Receipt of a Letter from EPNL stating its current indebtedness to other lenders with the following details:

(i)	Facility Limits/Obtained (ii) Current Outstanding balance (iii) Collateral Pledged.

5.	Receipt of duly executed Board Resolution of EPNL consenting to take over the liabilities and obligations of Camac Petroleum Limited under the facility granted by Zenith.

6.	Execution of Term Loan agreement between EPNL and Zenith.

7.	Execution of legal charge by Allied Energy Plc on its interest in OMLs 120 and 121.

8.	Creation of All Asset Debenture over the fixed and floating assets of EPNL.

9.	Execution of pledge over all the shares of EPNL (to be extended to any new shares issued in the event of share capital increases.

10.
Submission of a duly executed medium or long term Offtake Agreement between Camac/Erin and its crude oil and gas offtakers expressly domiciling proceeds of sale of crude and/or gas through Camac/Erin Account with Zenith Bank.

11.	Execution of an acceptable Hedge policy and ISDA.

12.
Execution of assignment of EPNL and Allied Energy Pic's rights under all commercial contracts relating to OMLs 120 and 121 including sale and Purchase Agreements, Offtake Agreements and crude handling agreements.

13.
Receipt of an irrevocable undertaking by EPNL and/or Allied Energy Pic to open all NXP in respect of crude oil lifting from OMLs 120 and 121 (OYO 7, 8 and 9) throughout the tenor of the facility with Zenith and to route all proceeds of crude oil sales from OMLs 120 and 121 (OYO 7, 8 and 9) to its account with Zenith.

14.	Execution of pledge over EPNL accounts, receivables, rights and interests, but only to the extent that its relates to OMLs 120 and 121.

15.	Execution of first charge on EPNL account with Zenith, warehousing the proceeds of crude oil sales on OMLs 120 and 121.

16.	Receipt of duly executed standard Corporate Guarantee of Allied Energy Plc.

17.	Receipt of duly executed standard notarized Corporate Guarantee of Erin Energy Incorporated, the parent company of EPNL.

18.
EPNL shall undertake to provide the Naira equivalent of the foreign exchange or that its account with Zenith should be debited for the Naira equivalent of principal and interest in the event that payment from crude exported is delayed on due date of repayment or at the time of expiration of the facility.

19.	Execution of all other necessary security documents.

Other Conditions:

1.
EPNL shall submit a copy of its quarterly management accounts within sixty (60) days of the end of each quarter and audited accounts within one hundred and twenty (120) days of the end of the financial year.

2.	This offer is made subject to availability of funds and to the rules and regulations governing banking business as enunciated by the Central Bank of Nigeria from time to time.

3.	In line with Central Bank of Nigeria ("CBW) directive, Zenith shall disclose information relating to this facility to CBN Licensed Credit Bureaus.

4.
EPNL shall be required to take out a comprehensive insurance policy with a reputable insurance company acceptable to Zenith against fire and any other form of peril on OMLs 120 and 121 with Zenith noted as the first loss payee.

5.	EPNL shall use its best efforts to ensure that contractors/subcontractors associated with this project open/maintain accounts with Zenith wherein funds shall subsequently be disbursed.

6.	Zenith reserves the right to review the terms and conditions of this facility. EPNL shall be notified of any decision taken in this respect, as it does not diminish the bank's control.

7.	EPNL shall submit on an annual basis an independent reserves and technical report covering OMLs 120 and 121 prepared by an Independent Technical Consultant, acceptable to Zenith.

8.	EPNL shall submit documents relating to EPNL's acquisition of the remaining economic interest in OMLs 120 and 121 from Allied Energy.

9.
In the event of a contemplated sale of shares, issuance of additional share capital, amalgamation of business or any other change that would result in any change of ownership of the company, or a substantial share capital of the company being taken over by a new owner, the prior consent of Zenith must be obtained in writing, otherwise the facility shall become immediately due and payable.

10.	EPNL shall submit Environmental Impact Assessment (EIA) or Environmental and Social Impact Assessment (ESIA) and other required regulatory permits from DPR as at when required.

11.	EPNL shall not incur additional borrowings for further expansion of OMLs 120 and 121 without the written consent of Zenith. Zenith shall have right of first refusal.

12.	EPNL shall carry out periodic reserve redetermination audit to ascertain changes in borrowing base.

13.	Zenith reserves the right to securitize,syndicate or sell its interest in this credit facility based on its global risk/liquidity management objectives during the period of the facility.

14.	All legal fees, out-of-pocket expenses, taxes or commissions including cost of recovery of the facility in the event of default shall be for the account of EPNL.

Kindly indicate your understanding and acceptance of the above terms and conditions by signing this offer letter, and returning same to us on or before July 1, 2016.

Please note that Zenith reserves the right to regard this offer as lapsed if it is not accepted on or before the above date.

Yours faithfully
ZENITH BANK PLC

The offer of US$92,367,295.33 (Ninety-two Million, Three Hundred and Sixty-seven Thousand, Two Hundred and Ninety-five Dollars,Thirty-three Cents) Term Loan, together with all the terms and conditions has been read and is hereby accepted on behalf of Erin Petroleum Nigeria Limited by: